EXHIBIT 99.1
AGREEMENT
     The undersigned hereby agree in writing pursuant to the provisions of Rule 13d-1(i)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, that the Amendment No. 3 to Schedule 13G to which this Agreement is attached is filed on behalf of each of the undersigned.
Dated: February 6, 2006

/s/ Richard C. Seaver
Richard C. Seaver

RICHARD C. SEAVER LIVING TRUST DATED JULY 31, 1991

By:	/s/ Richard C. Seaver
Name:	Richard C. Seaver
Title:	Trustee